State of Delaware
Secretary of State
Division of Corporations
Delivered 04:37 PM 05/17/2011
FILED 04:37 PM 05/17/2011
SRV 110563851 - 4838969 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Apex 1, Inc.,

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

> FIRST: The name of the corporation shall be OZ SAFEROOMS TECHNOLOGIES, INC.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the First Paragraph of the Article thereof numbered "FOURTH" so that, as amended, said Paragraph of said Article shall be and read as follows:

> FOURTH: The total number of shares of authorized shares which the corporation is authorized to issue is 250,000,000 shares of common stock having a par value of $0.000100 per share and 5,000,000 share of preferred stock having a par value of $0.000100 per share. The number of authorized shares of preferred stock or common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the proportion entitled to vote thereon.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at

which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of May, 2011.

By: ______________________
Andrew J. Zagorski, Chairman of the Board and President